UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   September 28, 2005

KFX INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-23634	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

55 Madison Street, Suite 500 Denver, Colorado		80206
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 not applicable
(Former name or former address, if changed since last report)

Section 1.  Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

            On September 28, 2005, KFx Plant III, LLC, a subsidiary of KFx Inc. (“KFx”) entered into an Option Agreement with Buckskin Mining Company, a subsidiary of Kiewit Mining Group (“Kiewit”).  The Option Agreement gives KFx a license to conduct a site review, exploratory core drilling and geotechnical surveys for the purpose of determining the feasibility of construction of a 4 million ton per year K-Fuel™ plant to be located on or adjacent to Kiewit’s Buckskin mine in the Powder River Basin in Wyoming.  The option to construct the plant extends to January 1, 2007 and the decision to proceed with the plant construction is in KFx’s sole discretion during the option period.  KFx has agreed to indemnify Buckskin and its employees, officers and others harmless from any claims for damages or liability that may be caused by KFx in connection with the site review.  In addition, if the option is exercised, KFx will enter into a previously negotiated long-term coal supply agreement and a sublease and facilities usage agreement.

            The above description of the material terms of the Option Agreement is not a complete statement of the parties’ rights and obligations.  The above statements are qualified in their entirety by reference to the Option Agreement, a copy of which will be filed as an exhibit to our next periodic report.

Section 5.  Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mark S. Sexton

            On September 28, 2005, Mark S. Sexton, 49, joined KFx as Chief Executive Officer after serving this past year as Managing Director and President of Evergreen Energy Company, LLC.  Evergreen Energy Company is a company that was formed to invest in energy related opportunities.  Prior to this, he was President and Chief Executive Officer of Evergreen Resources, Inc. from June 1995 until the merger with Pioneer Natural Resources in September 2004.  Additionally from 1995 until the merger with Pioneer, he served on the Board of Directors and was appointed Chairman of the Board in 1999.  Evergreen Resources was an independent oil and gas exploration and production company, which focused on coal bed methane and unconventional gas extraction in the Raton Basin in southern Colorado, Alaska, Canada, Utah and Kansas.  Evergreen Resources was noted for its unique, vertically integrated business model, long reserve life, efficient cost structure and environmentally responsible development.  Prior to being appointed President and Chief Executive Officer, Mr. Sexton managed the daily activities of Evergreen’s operating subsidiary – Evergreen Operating Corp.

            Mr. Sexton currently serves on several boards:  Pioneer Natural Resources, the Western Business Roundtable, the Independent Petroleum Association of America (IPAA), Independent Petroleum Association of the Mountain States (IPAMS), Energy Outreach Colorado (EOC), the Colorado Board of Science and Technology and the Mountain States Legal Foundation.  He served on the Board of KFx Inc. from 1999 until 2004.  He is a past president of the Colorado Oil & Gas Association and has been a board member of the Independent Petroleum Association of America and the Independent Petroleum Association of the Mountain States.

            Mr. Sexton is a registered professional engineer in Colorado.  He graduated in 1978 from Stanford University with a B.S. degree in Mechanical Engineering.  He is also a member of the Society of Petroleum Engineers (SPE).

            The terms of Mr. Sextons’ employment agreement are currently being negotiated and will be filed by amendment to this current report.

Theodore Venners

            In connection with the appointment of Mr. Sexton as our Chief Executive Officer, Mr. Ted Venners, our former Chief Executive Officer, has been appointed Chief Technology Officer and will continue to serve as Chairman of our Board of Directors.

Kevin R. Collins

            On September 28, 2005, Kevin R. Collins, 48, joined KFx as Executive Vice President of Finance and Strategy after serving this past year as Managing Director and Chief Financial Officer of Evergreen Energy Company, LLC.  Evergreen Energy Company is a company that was formed to invest in energy related opportunities.  He was named Executive Vice President of Evergreen Resources, Inc in March 2003 and served as Vice President, Chief Financial Officer and Treasurer from 1995 and Secretary from 1999 until the merger with Pioneer Natural Resources in September 2004.  Mr. Collins was a certified public accountant for more than 13 years and prior to joining Evergreen Resources was employed by BDO Seidman, LLP, where he was a senior manager.

            Mr. Collins received his Bachelor of Science degree in business administration from the University of Arizona.  He currently serves on the Board of Delta Petroleum Corporation (Nasdaq: DPTR), and is a past board member and vice president of the Colorado Oil & Gas Association and board member of Pegasus Technologies, Inc.  He has also served as President of the Denver Chapter of the Institute of Management Accountants and as Chairman of the Finance Committee and board member of the independent Petroleum Association of the Mountain States.

            The terms of Mr. Collins’ employment agreement are currently being negotiated and will be filed by amendment to this current report.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFx Inc.

Date: October 4, 2005	By: /s/ William G. Laughlin
William G. Laughlin
Senior Vice President and General Counsel